Exhibit 10.8

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 21, 2018, by and between Frontier TopCo Partnership, L.P., a Delaware limited partnership (“Parent”), and Ewan Hamilton (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive is currently employed by Kodiak Gas Services, LLC (the “Company”); and

WHEREAS, in connection with the transactions contemplated by the Acquisition Agreement, the Company will become a direct or indirect subsidiary of the Parent; and

WHEREAS, Parent desires to continue employ Executive at the Company following the Closing and to enter into this Agreement embodying the terms of such continued employment, and Executive desires to enter into this Agreement and to accept such continued employment, subject to the terms and provisions of this Agreement; and

WHEREAS, effective as of the Closing, without further action by the parties hereto, Parent shall assign and shall cause the Company to assume this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Parent and Executive hereby agree as follows:

Section 1. Definitions. Capitalized terms not otherwise defined elsewhere in this Agreement shall have the meaning set forth in this Section 1.

(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 6 hereof, and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, including rights with respect to equity participation under the Equity Documents, in accordance with the terms contained therein.

(b) “Acquisition Agreement” shall mean that certain the Membership Interest Purchase Agreement, dated as of the date hereof, by and among KGS Investments, a Texas corporation, SG-KGS, LLC, an Arkansas limited liability company, SG-Compression, LLC, an Arkansas limited liability company, Robert M. Mckee, a natural person, Jim Nokes, a natural person, John Ogren, a natural person, Rob Mckee, a natural person, David Marrs, a natural person, John Bott, a natural person, Jerry Bob McCollom, a natural person, W. J. Johnson Family Partnership, LLLP, a Georgia limited liability partnership, and Nokes Business Partnership, LTD., a Texas limited partnership and Frontier Acquisition I, Inc., a Delaware corporation.

(c) “Board” shall mean the Board of Directors of Parent.

(d) “Business” shall mean any business activities related to (i) compression services with Company-owned or leased equipment, (ii) providing compression and maintenance services for customer-owned or leased equipment, (iii) providing treatment services, single-service operations and/or ancillary services related thereto, in each case, to Persons engaged in the exploration, production, gathering, processing, transportation or distribution of oil and gas and (iv) any other business (x) ancillary to the activities described in the foregoing clauses (i) through (iii), or any other business activity that is materially competitive with the then current or demonstrably planned business activities of the Company Group.

(e) “Business Relation” shall mean any current or prospective client, customer, licensee, supplier, or other business relation of the Company Group, or any such relation that was a client, customer, licensee or other business relation within the prior six (6) month period, in each case, with whom Executive transacted business or whose identity became known to Executive in connection with his employment hereunder.

(f) “Cause” shall mean (i) willful neglect in the performance of the Executive’s duties for the Company or willful or repeated failure or refusal to perform such duties; (ii) engagement in conduct in connection with the Executive’s employment or services with the Company, which results, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group; (iii) conviction of, or plea of guilty or no contest to, (A) any felony or (B) any other crime that results, or could reasonably be expected to result in, material harm to the business or reputation of the Employer or any other member of the Company Group; (iv) material violation of the written policies of the Company, including but not limited to those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company; (v) fraud or misappropriation, embezzlement, or misuse of funds or property belonging to the Employer or any other member of the Company Group; (vi) act of personal dishonesty that involves personal profit in connection with the Executive’s employment hereunder; or (vii) breach of Section 9 hereof or any Other Covenants. Executive’s resignation following an event that would be grounds for a termination for Cause will be treated as a termination for Cause for all purposes hereunder.

(g) “Closing” has the meaning set forth in the Acquisition Agreement.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i) “Company Group” shall mean the Parent together with any of its direct or indirect subsidiaries, including the Company.

(j) “Compensation Committee” shall mean the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group. Prior to any time that such a committee has been designated, the Board shall be deemed the Compensation Committee for purposes of this Agreement.

(k) “Confidential Information” means information that the Company Group has or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential. Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company Group, or to the Company Group’s technical data, trade secrets, or know-how, including, but not limited to, research, plans, or other information regarding the Company Group’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company on whom Executive called or with whom Executive may become acquainted during the Term of Employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company Group property. Notwithstanding the foregoing, Confidential Information shall not include any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by Executive or others who were under confidentiality obligations as to the item or items involved.

(l) “Disability” shall mean any physical or mental disability or infirmity of Executive that prevents the performance of Executive’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician mutually selected by the Company and Executive or Executive’s representative (which approval shall not be unreasonably withheld, delayed or conditioned). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(m) “Good Reason” shall mean, without Executive’s consent, (i) a material demotion in Executive’s title, duties, or responsibilities as set forth in Section 3 hereof; provided, however, that in connection with any sale, merger or similar transaction involving all or substantially all of the business or assets of the Company, neither the acquiring entity’s change in Executive’s title or reporting relationship(s) in connection with such transaction nor Executive’s duties and responsibilities being performed at a division or subsidiary of the acquiring entity shall, itself, constitute Good Reason, (ii) a 5% or more reduction in Base Salary set forth in Section 4(a) hereof or target Bonus opportunity set forth in Section 4(b) hereof (other than pursuant to an across-the-board reduction applicable to all similarly situated executives), (iii) the relocation of Executive’s principal place of employment (as provided in Section 3(c) hereof) more than thirty (30) miles from its current location, (iv) a material diminution in the aggregate benefits offered under the Company’s benefit programs, including but not limited to employer health, vision, or dental employee paid premiums, vehicle allowance program or 401(k) plan, other than as a result of, or response to, changes in applicable law or customary changes across businesses in the United States, or (v) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii), or (iii) above). Executive acknowledges and agrees that his exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 7(f) hereof. Notwithstanding the foregoing, during the Term of Employment, in the event that the Board reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Executive from performing his duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(n) “Interfering Activities” shall mean (A) recruiting, encouraging, soliciting, or inducing, or in any manner attempting to recruit, encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group, (B) hiring any individual who was employed by the Company Group within the six (6) month period prior to the date of such hiring, (C) soliciting or accepting business, in each case, in a manner that is competitive with the Business, from any Business Relation, or (D) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group.

(o) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(p) “Post-Termination Restricted Period” shall mean the period commencing on the date of the termination of the Employment Period for any reason and ending on the one (1) year anniversary of such date of termination.

(q) “Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit A (as the same may be revised from time to time by the Company upon the advice of counsel).

(r) “Severance Term” shall mean the twelve (12) month period following Executive’s termination by the Company without Cause (other than by reason of death or Disability) or by Executive with Good Reason.

Section 2. Acceptance and Term of Employment.

The Company agrees to continue to employ Executive, and Executive agrees to continue to serve the Company, on the terms and conditions set forth herein. Executive’s employment hereunder shall commence on the Closing and continue until terminated as provided in Section 7 hereof (“Term of Employment”).

Section 3. Position, Duties, and Responsibilities; Place of Performance.

(a) Position, Duties, and Responsibilities. During the Term of Employment, Executive shall be employed and serve as the CFO of the Company (together with such other position or positions consistent with Executive’s title as the Board or Company’s Chief Executive Officer shall specify from time to time) and shall have such duties and responsibilities commensurate with such title. Executive also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation.

(b) Performance. Executive shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the board of directors or advisory board (or the equivalent in the case of a non-corporate entity) of a non-competing for-profit business and one or more charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

(c) Principal Place of Employment. Executive’s principal place of employment shall be in Montgomery, Texas, although Executive understands and agrees that he may be required to travel from time to time for business reasons.

Section 4. Compensation.

During the Term of Employment, Executive shall be entitled to the following compensation:

(a) Base Salary. Executive shall be paid an annualized base salary (the “Base Salary”), payable in accordance with the regular payroll practices of the Company, of not less than $217,300 to be reviewed at least annually for adjustments, if any, commensurate with the broader workforce and with any such adjustments to be approved in writing by the Compensation Committee.

(b) Annual and/or Quarterly Bonus. Executive shall be eligible for an annual and/or a quarterly incentive bonus award determined by the Compensation Committee in respect of each fiscal year or quarter, as applicable, during the Term of Employment (the “Annual Bonus” or the “Quarterly Bonus,” as applicable, and either, a “Bonus”), with the actual Bonus payable being based upon the level of achievement of Company and individual performance objectives for such fiscal year or quarter, as applicable, as determined by the Compensation Committee and communicated to Executive. The Bonus shall otherwise be subject to the terms and conditions of the Company’s bonus plan adopted by the Board or the Compensation Committee, if any, under which bonuses are generally payable to senior executives of the Company, as in effect from time to time. The Bonus shall be paid to Executive at the same time as annual or quarterly bonuses, as applicable, are generally payable to other senior executives of the Company subject to Executive’s continuous employment through the applicable payment date (subject to Section 7 below). The Bonus for the fiscal year or quarter, as applicable, in which the Closing occurs will not be prorated to reflect a partial year or quarter, as applicable, of employment hereunder.

(c) Equity Participation. In connection with the commencement of Executive’s employment hereunder, Executive shall be entitled to participate in and receive a grant under, the Parent 2018 Class B Unit Incentive Plan (which will be adopted in connection with the Closing), pursuant to the terms of such plan, an award agreement and such other documents Executive is required to execute pursuant to the terms of such plan (the “Equity Documents”). Executive’s equity participation shall be exclusively governed by the terms of the Equity Documents, the material terms of which are set forth on the “Project Frontier Management Equity Term Sheet” attached hereto as Exhibit B.

Section 5. Employee Benefits.

During the Term of Employment, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly situated employees of the Company. Executive shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated employees of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time, and the right to do so is expressly reserved.

Section 6. Reimbursement of Business Expenses.

Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such reasonable business expenses, subject to documentation in accordance with the Company’s policy, as in effect from time to time.

Section 7. Termination of Employment.

(a) General. The Term of Employment, and Executive’s employment hereunder, shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to Base Salary, Annual Bonus and/or Quarterly Bonus, employee benefits and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.

(b) Deemed Resignation. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group.

(c) Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon his death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to his Disability, Executive or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i) The Accrued Obligations; and

(ii) Any unpaid Bonus in respect of any completed fiscal year or quarter, as applicable, that has ended prior to the date of such termination, which amount shall be paid at such time bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurred; and

(iii) Subject to satisfaction of the applicable performance objectives applicable for the fiscal year and/or quarter, as applicable, in which such termination occurs, an amount equal to (A) the Annual Bonus and/or Quarterly Bonus otherwise payable to Executive for the fiscal year or quarter, as applicable, in which such termination occurred, assuming Executive had remained employed through the applicable payment date, multiplied by (B) a fraction, the numerator of which is the number of days elapsed from the commencement of such fiscal year or quarter, as applicable, through the date of such termination and the denominator of which is 365 (or 366, as applicable) or 91 (or 92, as applicable), as applicable, (the “Pro Rata Bonus Amount”) which amount shall be paid at such time bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurred.

Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 7(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination by the Company for Cause.

(i) The Company may terminate Executive’s employment at any time for Cause, effective upon delivery to Executive of written notice of such termination; provided, however, that with respect to any Cause termination relying on (i), (ii), (iv) or (vi) of the definition of Cause, to the extent that such act or acts or failure or failures to act are curable, Executive shall be given not less than thirty (30) days’ written notice by the Board of the Company’s intention to terminate him for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such thirty (30) day notice period unless Executive has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii) In the event that the Company terminates Executive’s employment for Cause, he shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment for Cause, except as set forth in this Section 7(d)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective upon delivery to Executive of written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:

(i) The Accrued Obligations;

(ii) Any unpaid Bonus in respect of any completed fiscal year or quarter, as applicable, that has ended prior to the date of such termination, which amount shall be paid at such time bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurred;

(iii) The Pro Rata Bonus Amount, which amount shall be paid at such time bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurred;

(iv) An amount equal to the Base Salary, such amount to be paid in substantially equal payments during the Severance Term, and payable in accordance with the Company’s regular payroll practices; and

(v) Subject to Executive’s election of COBRA continuation coverage under the Company’s group health plan, payment, on the first regularly scheduled payroll date of each month during the Severance Term, of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage; provided, that the payments described in this clause (v) shall cease earlier than the expiration of the Severance Term in the event that Executive becomes eligible to receive any health benefits as a result of subsequent employment or service during the Severance Term.

Notwithstanding the foregoing, the payments and benefits described in clauses (ii), (iii), (iv) and (v) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any provision set forth in Section 9 hereof. Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 7(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits; provided, that the Company shall reimburse Executive for reasonable, documented attorneys’ fees actually incurred in connection with the enforcement of this Agreement to the extent Executive is successful in such enforcement action, not to exceed $20,000.

(f) Termination by Executive with Good Reason. Executive may terminate his employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 7(e) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 7(e) hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 7(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.

(g) Termination by Executive without Good Reason. Executive may terminate his employment without Good Reason by providing the Company sixty (60) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 7(g), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 7(g), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 7(g), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(h) Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (d) or (e) of this Section 7 (collectively, the “Severance Benefits”), other than the Accrued Obligations, shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder (the “Release Execution Period”). If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. No portion of the Severance (other than Accrued Obligations) shall be paid until the Release has become effective and all amounts shall commence to be paid on the first regular payroll date of the Company after the Release has become effective; provided, that, if the Release Execution Period overlaps two calendar years, the first payment shall not be made sooner than the first day of the second year, and shall include any missed payments.

Section 8. Certain Payments.

In the event that (i) Executive is entitled to receive any payment, benefit or distribution of any type to or for the benefit of Executive, whether paid or payable, provided or to be provided, or distributed or distributable, pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), and (ii) the net after-tax amount of such Payments, after Executive has paid all taxes due thereon (including, without limitation, taxes due under Section 4999 of the Code) is less than the net after-tax amount of all such Payments otherwise due to Executive in the aggregate, if such Payments were reduced to an amount equal to 2.99 times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), then the aggregate amount of such Payments payable to Executive shall be reduced to an amount that will equal 2.99 times Executive’s base amount. To the extent such aggregate parachute payment amounts are required to be so reduced, the parachute payment amounts due to Executive (but no non-parachute payment amounts) shall be reduced in the following order: (i) the parachute payments that are payable in cash shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity, valued at full value (rather than accelerated value), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (iii) all other non-cash benefits not otherwise described in clause (ii) of this Section 8 reduced last.

Section 9. Restrictive Covenants

(a) General. Executive acknowledges and recognizes the highly competitive nature of the business of the Company Group, that access to Confidential Information renders Executive special and unique within the industry of the Company Group, and that Executive will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of Executive’s employment with the Company. In light of the foregoing, as a condition of Executive’s employment by the Company, and in consideration of Executive’s employment hereunder and the compensation and benefits provided herein, Executive acknowledges and agrees to the covenants contained in this Section 9. Executive further recognizes and acknowledges that the restrictions and limitations set forth in this Section 9 are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group.

(b) Confidential Information.

(i) Executive acknowledges that, during the Term of Employment, Executive will have access to information about the Company Group and that his employment with the Company shall bring him into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, Executive agrees, at all times during the Term of Employment and thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any Person without written authorization of the Company, any Confidential Information.

(ii) Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Moreover, Executive is not required to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure. Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Company Group without prior written consent of Company’s General Counsel or other officer designated by the Company.

(c) Assignment of Intellectual Property.

(i) Executive agrees that he will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Term of Employment, whether or not during regular working hours, provided they either (i) relate at the time of conception or reduction to practice of the invention to the business of any member of the Company Group, or actual or demonstrably anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”). Executive further acknowledges that all Developments made by Executive (solely or jointly with others) within the scope of and during the Term of Employment are “works made for hire” (to the greatest extent permitted by applicable law) for which Executive is, in part, compensated by his Base Salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, Executive hereby assigns to the Company, or its designee, all Executive’s right, title, and interest throughout the world in and to any such Development.

(ii) Executive agrees to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. Executive further agrees that his obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of the Term of Employment until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, that the Company shall reimburse Executive for his reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of Executive’s mental or physical incapacity or unavailability for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact to act for and in Executive’s behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. Executive hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.

(d) Non-Competition. During the Term of Employment and the Post-Termination Restricted Period, Executive shall not, directly or indirectly engage in, have any equity interest in, or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, member, security holder, consultant or otherwise) that engages in any business, directly or indirectly (through a subsidiary or otherwise), which competes with the Business within the United States of America or any other jurisdiction in which any member of the Company Group engages in business, derives a material portion of its revenues or has demonstrable plans to commence business activities; provided, that during the Post-Termination Restricted Period (i) “Business” shall refer only to business activities related to lines of business that the Company Group then-currently engages in or has plans to engage in as of Executive’s termination of employment and (ii) solely in any areas of operation in which any member of the Company Group engages in business, derives a material portion of its revenues or has demonstrable plans to commence business activities in as of Executive’s termination of employment.

Notwithstanding the foregoing, Executive may purchase or otherwise own up to (but not more than) 2.00% of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

(e) Non-Interference. During the Term of Employment and the Post-Termination Restricted Period, Executive shall not, directly or indirectly for his own account or for the account of any other Person, engage in Interfering Activities.

(f) Non-Disparagement. During the Term of Employment and at all times thereafter, Executive agrees not to make any statement (directly or through Executive’s representatives) that is intended to become public, or should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of any member of the Company Group or their respective employees, officers, directors, or equity holders; provided, that the limitations set forth in this Section 9(f) shall not apply in respect of any statement that is required to be made by applicable law, is the type of communication described in Section 9(b)(ii), or is reasonably necessary in connection with the enforcement of rights under this Agreement or any other written agreement to which the Company or any other member of the Company Group, on the one hand, and Executive or any of Executive’s affiliates, on the other hand, are parties.

(g) Return of Documents. In the event of Executive’s termination of employment hereunder for any reason, Executive shall deliver to the Company (and will not keep in his possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by Executive pursuant to his employment hereunder or otherwise belonging to the Company Group.

(h) Independence; Severability; Blue Pencil. Each of the rights enumerated in this Section 9 shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Section 9 or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Section 9, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, each of the Company and Executive agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

(i) Injunctive Relief. Executive expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Section 9 may result in substantial, continuing, and irreparable injury to the members of the Company Group. Therefore, Executive hereby agrees that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Section 9. Notwithstanding any other provision to the contrary, Executive acknowledges and agrees that the Post-Termination Restricted Period shall be tolled during any period of violation of any of the covenants in this Section 9 and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against Executive if it is ultimately determined that Executive was in breach of such covenants.

(j) Other Covenants. Notwithstanding anything contained in this Agreement to the contrary, in the event that Executive is subject to similar restrictive covenants pursuant to any other agreement with any member of the Company Group, including, without limitation, under the Equity Documents (“Other Covenants”), the covenants contained in this Agreement shall be in addition to, and not in lieu of, any such Other Covenants, and enforcement by the Company of the covenants contained in this Agreement shall not preclude the applicable member of the Company Group from enforcing such Other Covenants in accordance with their terms.

Section 10. Representations and Warranties of Executive. Executive represents and warrants to the Company that:

(a) Executive is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

(b) Executive has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement with any Person by which he is or may be bound;

(c) In connection with his employment with the Company, Executive will not use any confidential or proprietary information he may have obtained in connection with employment or service with any prior service recipient; and

(d) Executive has not been terminated from any prior employer or service recipient, or otherwise disciplined in connection any such relationship, in connection with, or as a result of, any claim of workplace sexual harassment or sex or gender discrimination, and to Executive’s knowledge, Executive has not been the subject of any investigation, formal allegation, civil or criminal complaint, charge, or settlement regarding workplace sexual harassment or sex or gender discrimination.

Section 11. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 12. Set Off; Mitigation.

The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 7(e)(v) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

Section 13. Additional Section 409A Provisions. Notwithstanding any provision in this Agreement to the contrary:

(a) Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c) Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 7 as if Executive had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.”

(d) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, however, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(e) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall any member of the Company Group be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 14. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, division or subsidiary, as applicable, without Executive’s consent.

(b) Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 7(c) or Section 14(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 15. Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 16. Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 17. Governing Law; Waiver of Jury Trial.

THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF TEXAS. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 18. Notices.

(a) Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, however, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.

(b) Date of Delivery. Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 19. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 20. Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 21. Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 7 through Section 22 of this Agreement (together with any related definitions set forth on Appendix A) shall survive to the extent necessary to give effect to the provisions thereof.

Section 22. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

Section 23. Conditional Upon Closing of Transactions.

This Agreement shall be conditioned upon the closing of the transactions contemplated by the Acquisition Agreement. In the event that the Acquisition Agreement terminates prior to the closing of the transactions contemplated thereby, this Agreement shall be void ab initio.

*     *     *

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

FRONTIER TOPCO PARTNERSHIP, L.P.

By: Frontier TopCo GP, LLC, its general partner

/s/ Nathalie Brabers
Name:	Nathalie Brabers
Title:	President

/s/ Willem van Rooyen
Name:	Willem van Rooyen
Title:	Secretary

[Signature Page to Employment Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

EXECUTIVE

/s/ Ewan Hamilton
Ewan Hamilton

[Signature Page to Employment Agreement]

Exhibit A

RELEASE OF CLAIMS

PROJECT FRONTIER

MANAGEMENT EQUITY TERM SHEET